UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2025 (April 29, 2025)

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center
Tulsa, Oklahoma	74172-0172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 573-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	WMB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer and Director of Board

On May 5, 2025, The Williams Companies, Inc. (the “Company”) announced that Chad J. Zamarin has been named President and Chief Executive Officer of the Company and a member of the Board of Directors (the “Board”) of the Company, effective July 1, 2025, succeeding Alan S. Armstrong. Mr. Armstrong will continue to serve as President and Chief Executive Officer until July 1, 2025, at which point he will become Executive Chairman of the Board. Upon Mr. Zamarin’s appointment to the Board, the Board size will increase from 11 to 12 directors.

Mr. Zamarin, age 48, has served as the Company’s Executive Vice President, Corporate Strategic Development since January 2023. From 2017 to 2023, Mr. Zamarin was Senior Vice President, Corporate Strategic Development of the Company. From 2017 to 2018, he was also Director of the general partner of Williams Partners, L.P., the master limited partnership, that prior to its 2018 merger with the Company, owned most of the Company’s gas pipeline and domestic midstream assets. Prior to joining the Company, he served as President – Pipeline and Midstream for Cheniere Energy, Inc. from 2014 to 2017. Mr. Zamarin graduated with a bachelor’s degree in materials engineering from Purdue University and holds a Master of Business Administration from the University of Houston.

In connection with his appointment, Mr. Zamarin will receive an annual base salary of $1,000,000 and a one-time off-cycle restricted stock unit award (“RSU”), split 60 percent performance-based RSUs and 40 percent time-based RSUs, totaling $2,500,000 and granted pursuant to The Williams Companies, Inc. 2007 Incentive Plan (“Incentive Plan”). Mr. Zamarin will be eligible for an award under the Company’s annual incentive plan (“AIP Plan”), at a target of 150% of his annual base salary. Actual bonus payments under the AIP Plan will be made at the discretion of the Company’s Compensation and Management Development Committee (the “CMDC”) and generally will be based upon performance as compared to stated objectives and certain other factors as may be determined by the CMDC from time to time. Mr. Zamarin also will be eligible for long-term incentive awards under the Incentive Plan through a combination of performance-based RSUs and time-based RSUs. Actual awards under the Incentive Plan will be made at the discretion of the CMDC and are generally based on company and individual performance and competitive market data. In addition, Mr. Zamarin will retain his Tier One Change in Control Agreement for executive officers. Mr. Zamarin will not receive any separate compensation for his service as a director of the Company.

There are no arrangements or understandings between Mr. Zamarin and any other person pursuant to which he was appointed to serve as President and Chief Executive Officer of the Company. There is no existing relationship between Mr. Zamarin and the Company or any of its respective subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationship that would require disclosure pursuant to Item 401(d) of Regulation S-K. Mr. Zamarin has not served as a director of a publicly traded company in the last five years.

In connection with Mr. Armstrong’s transition to Executive Chairman of the Board, he will receive an annual base salary of $750,000 and will continue to be eligible for an award under the Company’s AIP Plan, at a target of 150% of his annual salary. Actual bonus payments under the AIP Plan will be made at the discretion of the CMDC and generally will be based upon performance as compared to stated objectives and certain other factors as may be determined by the CMDC from time to time.

Item 7.01. Regulation FD Disclosure.

On May 5, 2025, the Company furnished a press release regarding Mr. Armstrong’s resignation and his replacement by Mr. Zamarin and the new officer role of Mr. Armstrong described above in Item 5.02 and the new role for Stephen W. Bergstrom on the Board described below in Item 8.01 of this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished under this Item 7.01 on this Current Report on Form 8-K and the exhibit attached hereto are deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

Item 8.01. Other Events.

Appointment of independent Lead Director

In connection with the appointment of Mr. Armstrong as Executive Chairman of the Board, effective July 1, 2025, Mr. Bergstrom, current Chairman of the Board, who remains independent as determined by the Board pursuant to the New York Stock Exchange Listed Company Manual, will transition to independent Lead Director.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated May 5, 2025.

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

Dated: May 5, 2025	By:	/s/ Robert E. Riley, Jr.
Robert E. Riley, Jr.
Vice President and Assistant General Counsel – Corporate Secretary and Corporate Strategic Development